UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO
SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

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Uni Core Holdings Corporation
(Name of Registrant as Specified in Its Charter)

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Uni Core Holdings Corporation

INFORMATION STATEMENT
FOR
NOTICE OF ACTION BY MAJORITY SHAREHOLDERS ON WRITTEN CONSENT

November 20, 2013

GENERAL INFORMATION

This Information Statement is furnished to you by the Board of Directors of Uni Core Holdings Corporation, a Wyoming corporation (the “Company”) in connection with an amendment and restatement of the Articles of Incorporation of the Company to effect a five thousand into one reverse stock split (the “Reverse Stock Split”).  We have attached hereto as Appendix A the form of Amended and Restated Articles of Incorporation we intend to file with the Secretary of State of the State of Wyoming.

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Why am I receiving these materials?

Our Board of Directors has delivered printed versions of these materials to you by mail, in connection with the Board’s and majority shareholders’ approval by written consent of the shareholders of the Company, of an amendment and restatement of the Articles of Incorporation of the Company to effect a five thousand into one reverse stock split.

When will this action be taken?

The Board anticipates that the Amended and Restated Articles of Incorporation will be filed with the Wyoming Secretary of State 20 calendar days following the mailing of this Information Statement to shareholders in accordance with Rule 14c-2 of the Securities and Exchange Act, or approximately in mid-November 2013.

Why are you proposing this Action?

The Board of Directors deems it to be in the best interests of the shareholders of the Company to effect a reverse split of the common stock of the Corporation, with each shareholder receiving 1 new share of common stock of the Company for each 5,000 shares of common stock of the Company held by such shareholder in order to increase the marketability and attractiveness of the common stock of the Company to investors and enhance the ability of the Company to obtain future financing.

Do I need to give my consent?

No.  Holders of a majority of the Company’s outstanding shares have consented in writing to amendment and restatement of the Company’s Articles of Incorporation and the Board is neither seeking your consent nor a proxy to vote your shares to approve the amendment of the Company’s Articles of Incorporation at this time.

Are you having a meeting of shareholders?

No.

Are you intending to take our Company private?

No.

How may I communicate with the Company’s Board of Directors?

You may send correspondence to the Chief Financial Officer of the Company, Mr. Yi Sun Liu, in care of The Corporate Law Group, 1342 Rollins Road, Burlingame, California 94010.  Mr. Liu will submit your correspondence to the Board of Directors or the appropriate committee or director, as applicable.

How much will the amendment of the Articles of Incorporation cost the Company?

We anticipate that the costs of preparing, filing, printing and mailing this Information Statement to shareholders and the filing fees associated with the Amended and Restated Articles will not exceed $50,000.

PROPOSED AMENDMENT AND RESTATEMENT OF THE COMPANY’S ARTICLES OF INCORPORATION

This Information Statement is furnished by the Board of Directors of the Company, to the holders of record at the close of business on October 31, 2013 (the “Record Date”) of the Company’s outstanding common stock, par value $0.001 per share (“Common Stock”).

Our Board of Directors believes that the Reverse Stock Split is in the best interests of the Company and its shareholders.  The amendment to our Articles of Incorporation, the form of Amended and Restated Articles of Incorporation presented herewith and the Reverse Stock Split all have the unanimous support of our Board of Directors and the written consent of the holders of a majority of our outstanding stock.  We anticipate that the Amended and Restated Articles of Incorporation will be filed with the Wyoming Secretary of State in mid-November.

The Wyoming Business Corporation Act allows the Company’s Articles of Incorporation to be amended and restated upon written consent of the holders of a majority of the Company’s outstanding shares.  The proposed Amended and Restated Articles of Incorporation were unanimously approved by our Board of Directors and by the holders of a majority of the Company’s outstanding shares.  Following the filing of our Amended and Restated Articles of Incorporation, we will have approximately 1,905,006 shares of common stock issued and outstanding.

We have no intention of taking the Company private and this is not a step toward accomplishing that.

Possible Anti-Takeover Affect

The Reverse Stock split may be seen as an anti-takeover measure.  We are unaware of any specific effort by any third party to accumulate our securities or to obtain control over the Corporation.  The Reverse Stock Split is being proposed at this time because we believe that it will make our stock more attractive to investors.

Our Articles of Incorporation already include authorization of preferred stock, which can also be seen as an anti-takeover measure, and our Board of directors can designate the rights, preferences, privileges and restrictions of series of preferred stock without further shareholder action.  Cumulative voting is not provided for in our Articles of Incorporation or Bylaws or in the Wyoming Business Corporations Act, which also may make it harder for third parties to gain control over the Company. We do not currently have a staggered Board of Directors, and we have not adopted any shareholders rights plans, or so-called poison pills.

The proposed Reverse Stock Split should not have any direct affect on the tenure of our management and is not intended to and should not change or limit shareholder involvement in our Company.  The Reverse Stock Split should not change the relative voting power of any of our shareholders.  In connection with the Reverse Stock Split, shareholders holding an aggregate number of shares of our common stock, which when divided by 5,000 does not result in a whole number, will experience a slightly increased influence due to the fact that we are rounding all fractional shares up to the next nearest whole share.

For example, if you own 10,000 shares of our common stock pre-split, you will own 2 shares post-split (10,000/5,000 = 2).  If you own less than 5,000 shares of our common stock pre-split, you will own 1 share post-split.  We currently estimate that the Reverse Stock Split will result in issuance of approximately 553 shares due to such rounding of otherwise fractional shares.

           We currently have 10,000,000,000 authorized shares of common stock and 5,000,000 authorized shares of undesignated preferred stock.  We currently have no shares of preferred stock issued or outstanding.  The authorized shares of common or preferred stock that are already available for issuance may be used by us to oppose a hostile takeover attempt or delay or prevent changes in the persons controlling us or removal of our management.  For example, without further shareholder approval, our Board of Directors may be able to strategically sell shares of our common or preferred stock in one or more private transactions to purchasers who would oppose a takeover or favor our current Board of Directors and management.  The Board of Directors or management may use the additional shares to resist or frustrate a third party transaction providing an above market premium that is favored by a majority of the independent shareholders.

This Information Statement is dated November 11, 2013 and is first being mailed to our shareholders on or about November 11, 2013.  Our executive offices are located at Room 1207-1208 Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Common Stock

The following table is furnished as of October 31, 2013, and sets forth certain information regarding the beneficial ownership of our common stock held by each of our directors, by each of our principal shareholders and by all of our directors and executive officers as a group.

Name and Address Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent
Global Golden Group Investment Co. Ltd	3,131,923,994	32.89%
FG Management Limited	899,785,029	9.45%
Wise Alliance Management Limited	533,333,333	5.60%
Fred Peck	72,666,666	0.76%
Chia Hsun Wu(2)	71,666,666	0.75%
Thomas Lee(2)	71,666,666	0.75%
Hiroshi Shinohara	69,666,666	0.73%

(1)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of each person or group.
(2)	Mr. Wu and Mr. Lee resigned as Chief Executive Officer and Chief Financial Officer, respectively, of the Company effective August 1, 2013.

OTHER BUSINESS

The Company knows of no other matters to be submitted to Shareholders at this time.

Date: November 20, 2013	By Order of the Board of Directors Uni Core Holdings Corporation

	By:	/s/ Yi Sun Liu
Yi Sun Liu, Chief Financial Officer